As filed with the Securities and Exchange Commission on February 14, 1997
                           Registration No. 333-13863

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 Amendment No. 1
                                       To
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                LOTTOWORLD, INC.
             (Exact name of registrant as specified in its charter)

         Florida                                           65-0399794
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                         2150 Goodlette Road, Suite 200
                              Naples, Florida 34102
                                 (941) 643-1677
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                          A. Richard Holman, President
                                LottoWorld, Inc.
                         2150 Goodlette Road, Suite 200
                              Naples, Florida 34102
                                 (941) 643-1677
            (Name, address, including zip code, and telephone number,
                    including area code, of agent of service)

      Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in conjunction with dividend or interest reinvestment plans, check the following box: [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[ ]

                           CALCULATION OF REGISTRATION FEE


                                                Proposed         Proposed
                                 Amount         Maximum           Maximum           Amount of
Title of Securities              to be       Offering Price      Aggregate        Registration
to be Registered               Registered     Per Share (1)   Offering Price          Fee(2)
----------------               ----------    --------------   -------------       ------------
Common Stock
$.001 par value                2,284,595      $  1.3125       $ 2,998,531          $   908.65

Common Stock
Underlying Series A
Convertible Pfd Stock          1,041,688      $  1.3125       $ 1,367,215           $   414.31

Common Stock
Underlying Warrants
Issued in 1994 Regulation
D Underwriting                 1,360,677      $  1.3125       $ 1,785,889           $   541.18

Common Stock
Underlying
Convertible Notes                520,833      $  1.3125       $   683,593           $   207.15

Total Fee                                                                           $ 2,071.29



(1)    Computed on the basis of the price at which stock of the same class was  sold on February
       7 1997, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee.

(2)    This total includes $1,553.32 previously paid by  LottoWorld, Inc. to  the Securities and
       Exchange Commission.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR  DATES AS MAY BE
NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT  SHALL FILE A FURTHER  AMENDMENT THAT
SPECIFICALLY  STATES THAT THIS  REGISTRATION  STATEMENT  SHALL  THEREAFTER  BECOME  EFFECTIVE IN
ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE  REGISTRATION  STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY
DETERMINE.

Information  contained  herein is subject to completion or amendment.  A registration  statement relating to these securities has been filed with the Securities and Exchange  Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the  registration statement  becomes  effective.  This  prospectus  shall not  constitute  an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these  securities in any State in which such offer,  solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.











PROSPECTUS
                                LOTTOWORLD, INC.
                              5,207,793, SHARES OF
                                  COMMON STOCK

      This  Prospectus  relates to the offering of up to  5,207,793  shares (the
"Shares") of Common Stock, $.001 par value, of LottoWorld,  Inc. (the "Company")
which may be offered  from time to time by the  individuals  named  herein  (the
"Selling Shareholders"), of which; 1,562,521  shares  are  to be  issued by  the
Company upon the conversion  of the  Company's  Convertible  Notes (the "Notes")
and the Company's  Series  A   Convertible   Preferred  Stock   (the  "Preferred
Stock"), 1,360,677 shares are to be issued upon the exercise of  warrants  which were sold as part of a Unit Offering in 1994, and  204,341  shares  are issuable by the  Company to certain of the  Selling  Shareholders  upon the  exercise  of outstanding warrants to purchase Common Stock (the "Warrants"). The Company will receive proceeds upon the exercise of the Warrants,  but will not receive any of the proceeds  from the sale of the Shares by the Selling  Shareholders,  nor the conversion of the Notes or the Preferred Stock. See "Use of Proceeds".

      The Company will bear all expenses of the offering hereunder other than underwriting discounts and commissions incurred in connection with the sale of the shares by the Selling Shareholders. The Company's Common Stock is traded on the Nasdaq SmallCap Market under the symbol "LTTO". The closing bid and asked price of the Company's Common Stock on February 7, 1997 were $ 1.1563 and $
1.3125 respectively, as reported by Nasdaq.

      SEE "RISK  FACTORS"  ON PAGES 4 THROUGH 7 FOR  INFORMATION  THAT SHOULD BE
CONSIDERED BY PROSPECTIVE INVESTORS.

      The  common  stock  underlying  both  the  Preferred  Stock  and the  1994
Regulation  D offering, is to be issued, to  the  holders  of these  securities.
The  securities  contain  anti-dilution  provisions  and the  underlying  shares reflect those provisions.  1,569,664 of the Shares were originally issued by the
Company in June and September  1996 to the Selling  Shareholders.  80,000 Shares
were  issued in a private  placement  dated  November  1994 and  the  remaiding,
48,375 of the Warrants, were issued in March 1996. The Selling Shareholders have advised  the  Company  that they  intend to sell the Shares from time to time in transactions on the Nasdaq  SmallCap Market at prices  prevailing at the time of the sale or otherwise as set forth below. See "Plan of Distribution".

      The Selling Shareholders have advised the Company that, as of the date hereof, they have made no arrangements with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Act, in which case commissions received by a broker or dealer may be deemed to be underwriting commissions or discounts under the Act. See
"Plan of Distribution".

      THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE  COMMISSION NOR HAS THE SECURITIES AND EXCHANGE  COMMISSION  PASSED
UPON THE  ACCURACY OR ADEQUACY OF THIS  PROSPECTUS.  ANY  REPRESENTATION  TO THE
CONTRARY IS A CRIMINAL OFFENSE.
                                             Underwriting
                                             Discounts and
                        Price to Public       Commissions

Per Share               $   1.3125   (1)           (2)
Total                   $ 6,835,228  (1)           (2)

1) Estimate based upon a per share price of $ 1.3125 as of February 7 1997 and assumes the sale of all Shares by the Selling Shareholders, with no adjustment for commissions, discounts, brokerage and other fees that may be paid by the Selling Shareholders, or expenses of the offering to be paid by the Company.

(2)   Commissions, discounts and  brokerage fees will be  payable by the Selling
      Shareholders in such amounts as the Selling Shareholders may agree to from time to time.




                THE DATE OF THIS PROSPECTUS IS February 14, 1997


                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities
Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange
Commission ( the "Commission"). Reports, proxy and information statements and other information can be inspected and copied at the public facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington,
D.C., and the Commission's regional offices located at 7 World Trade Center, 14th Floor, New York, New York 10048, and Northeastern Atrium Center, 500 West
Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

      The Company has filed with the Commission a registration statement under the Securities Act of 1933 with respect to the shares offered hereby. This
Prospectus does not contain all information set forth in such registration statement. For further information with respect to the Company and the shares offered hereby, reference is made to such registration statement, including the exhibits and financial schedules filed as part thereof. Such information may be inspected in the Public Reference Section of the Commission at 450 Fifth Street,
N.W., Washington, D.C. 20549. Copies thereof may be obtained from the Commission at prescribed prices.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed by the Company with the Commission are incorporated by reference in this Prospectus: (in) the Company's
Annual Report on Form 10-KSB and Form-10KSB/A for the fiscal year ended December
31, 1995; (ii) the Company's Quarterly Report on Form-10QSB for the quarters ended March 31, 1996 June 30, 1996 and September 30, 1996; and (iii) the
Company's Proxy Statement for the Annual Shareholders  Meeting held on April 29,
1996. All documents filed by the Company pursuant to Sections 13 (a), 13 (c), 14 or 15 (d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the securities contemplated hereby shall also be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded hereby to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents.)
Requests for such copies should be directed to James D. Cullen,  2150  Goodlette
Road, Suite 200, Naples, Florida 34102, telephone number (941) 643-1677.

                                   THE COMPANY

      LottoWorld, Inc., a Florida corporation (the "Company") was founded in 1993 as Dynamic World Distributors, Inc. and changed its name to LottoWorld, Inc. in April 1995. The Company publishes and distributes LottoWorld magazine, a publication directed at lottery players, primarily through subscription and retail sales at checkout and service counters. The 100+ page, four color magazine, which currently is published monthly in a digest size format, deals with all aspects of state lottery games, information and news. LottoWorld is nationally distributed in 48 states, the District of Columbia and in twelve foreign countries. At present there are over 50,000 subscribers and monthly distribution of the magazine is over 210,000 copies per issue in nine separate state and one national edition.

                                      2


      On April 8, 1996,  the New York State  Division of Lottery  announced that
Lottery  Players  Publishing  Company,   Inc.  (a  wholly-owned   subsidiary  of
LottoWorld,  Inc.) had won the  award to  publish  a  monthly  New York  Lottery magazine  based on the  Company's  response to a Request for  Proposal.  Initial projections for the monthly magazine, NEW YORK PLAYERS MONTHLY, was to have been
650,000 copies distributed at more than 12,000 lottery retailers  throughout the state.  On May 23, 1996, the New York Lottery  increased the initial  projection from  650,000  copies  monthly to a minimum of  approximately  1,100,000  copies monthly  beginning in October 1996.  The January 1997 issue had a circulation in excess of 1,128,000.

      The NEW YORK PLAYERS MONTHLY is a free 48-page, four color, digest-size magazine offering lottery players information about new and existing New York lottery games, profiles of lottery winners throughout the state, playing tips and strategies, and state lottery news.

      At  1,100,000  copies  monthly the Company  believes  the NEW YORK PLAYERS
MONTHLY  will be the largest  newsstand  distributed  magazine in New York state
(more than twice the size of TV Guide's New York newsstand  circulation).  Based on  advertising  revenue  generated  by other  publications  with a  minimum  of circulation of at least 1,100,000 copies monthly,  the Company estimates revenue from the NEW YORK  PLAYERS  MONTHLY  MAGAZINE  could be in excess of  $3,700,000 annually.  There can be no assurance that the NEW YORK PLAYERS MONTHLY  magazine will generate revenue at the levels of similarly sized publications.

Recent Developments
-------------------

                         State Lottery Magazine Program

      Through Lottery Players Publishing Company, Inc. ("LPPC") (a wholly-owned subsidiary of LottoWorld, Inc.) the company enters into exclusive contractual agreements with individual state lottery authorities to publish a 48-page, four color, digest-size magazine specifically tailored to offer lottery players information about new and existing lottery games, profiles of lottery winners throughout the state and state lottery news.

      The primary benefit of this program to state lottery authorities is that they receive, without any cost, an efficient and effective means of educating and communicating with their lottery players. The primary benefits to the Company are: (i) a unique distribution system, and (ii) potential advertising revenue.

      With respect to the distribution  system,  the program is designed so that each state lottery is responsible for  distribution  of their magazine,  without cost to LPPC,  to each  retail  lottery  location  statewide  and to display the magazine with lottery  tickets.  In the  aggregate,  there are more than 220,000
retail  lottery  ticket  locations  in  the  38  states.   Concerning  potential
advertising revenue,  there can be no assurance that advertising revenue will be generated  in excess of  expenses  associated  with the  program.  However,  the
Company has devoted  significant  personnel  and capital  resources  to generate advertising  revenue.  Although  advertising revenue to- date has been less than expected,  the  Company  believes  advertising  sales  should  increase  as  the advertising  community  becomes  aware  of  the  aggregate  circulation  of  the magazines  within the program (the circulation goal for 1997 is 5,000,000 copies monthly) and third party advertising research  corroborates  readership patterns and demographic information usually required by advertisers.

      LPPC now has exclusive contracts to publish magazines in conjunction with state lotteries in New York, Georgia and Nebraska totaling a combined 1,650,000 copies distributed monthly.

NEBRASKA. On January 15, 1997, the Nebraska Lottery signed an exclusive three year contract with LPPC to publish new monthly magazine, the NEBRASKA LOTTERY
PLAYERS DIGEST.  Specifically  tailored for the Nebraska  Lottery,  the NEBRASKA
LOTTERY PLAYERS DIGEST will have an initial circulation of 150,000 copies monthly and will be available at over 1,300 Nebraska lottery ticket outlets statewide.

                                   3



GEORGIA. On December 24, 1996, the Georgia Lottery Corporation signed an exclusive three year contract with LPPC to publish a monthly Georgia Lottery magazine similar in format to the NEW YORK PLAYERS MONTHLY. Initial projections are for distribution of 400,000 copies monthly which will be available to more than 5,700 retailers throughout Georgia.

WEST VIRGINIA. January 17, 1997, the West Virginia Lottery signed an exclusive three year agreement with LPPC to publish a monthly West Virginia Lottery magazine titled, WEST VIRGINIA LOTTERY PLAYERS DIGEST. Initial projections are for distribution of 150,000 copies monthly to all lottery retailers throughout the state.

NEW YORK. On April 8, 1996, the New York State Division of Lottery announced that LPPC had won the award to publish a monthly New York Lottery magazine based of the Company's response to a Request for Proposal. Initial circulation projections for the monthly magazine, NEW YORK PLAYERS MONTHLY, were 650,000 copies distributed at more than 12,000 lottery retailers throughout the state.
On May 23, 1996,  the New York Lottery  increased  the initial  projection  from
650,000 copies monthly to a minimum of 1,100,000 copies monthly which was launched with the October 1996 inaugural issue. At 1,100,000 copies monthly the Company believes the NEW YORK PLAYERS MONTHLY is the third most widely circulated magazine in New York state.


                          LOTTOWORLD(R) Magazine

      LOTTOWORLD(R) magazine continues to experience increasing subscriptions sales and steady newsstand sales. Primarily due to the very significant capital outlays necessary to successfully maintain a traditional newsstand distribution system and promotional campaigns, the Company has decided to conserve capital in this area and focus expansion of LOTTOWORLD(R) magazine circulation through various subscription sales vehicles.

SUBSCRIPTION.   Monthly   subscribers   to   LOTTOWORLD(R)   magazine   numbered
approximately  75,000 at year end 1996. Current  subscription sales programs for
LOTTOWORLD(R)  magazine  include:  (i) the national  Publishers  Clearing  House
Sweepstakes  (PCH) mailing in March 1997,  which PCH estimates could generate up to 40,000 new subscribers; (ii) full-page advertising for LOTTOWORLD(R) magazine subscriptions in each issue of the 1,100,000 copies per edition NEW YORK PLAYERS
MONTHLY;  (iii) $3 Billion Lotto Club promotions sponsored by civic organization like the Kiwanis  Clubs;  and (iv) through  various  promotional  activities  of telemarketing organizations. LOTTOWORLD(R) magazine subscription sales have been increasing at a rate of several thousand monthly.

NEWSSTAND. Effective with the March 1997, edition the single issue cover price of LOTTOWORLD(R) magazine will be increased from $1.95 to $2.49 per copy.
Further changes to be instituted with this issue include consolidation of 8 separate state/regional editions to a single national edition and reduction of the number of copies printed for newsstand sales to more closely match actual newsstand sales. Monthly newsstand sales have been averaging approximately
25,000 copies monthly.


Risk Factors
------------

      An investment in the Units offered hereby is speculative and involves a risk of loss. The following risk factors should be considered carefully in evaluating an investment in the Units offered hereby. The order in which the risk factors appear is not intended as an indication of the relative weight or importance thereof.
Prospective investors should carefully review all risk factors.

      CONTINUING LOSSES. The Company commenced operations in August 1993, and has had losses in each of the years since that date. For the year ended December
31,  1995,  the  Company  incurred  a net loss of  $5,595,000  and for the three


                                   4


quarters  ended  September  30,  1996,  incurred a net loss of  $2,825,000.  The
Company has incurred a cumulative net loss through September 30, 1996 of $10,515,000. The Company expects losses to continue at least through the fourth quarter ending December 31, 1997, as the Company prepares to begin publication of a minimum of 1,100,000 copies of the New York Lottery Players Monthly magazine and possibly similar monthly magazines for several other states. There is no assurance that the Company will ever be able to conduct its operations profitably.

      NEED FOR ADDITIONAL CAPITAL. Management currently anticipates that revenue generated from magazine/advertising sales will not be sufficient to fund its operations for the foreseeable future. The Company anticipates a need for additional financing of a total of $3.6 million by the end of 1997. The Company does not have a definitive source of this financing, but management feels confident that the financing can be accomplished within the time frame required.
However, any delays in market acceptance of the state digest magazine program, significant complications in deriving acceptable advertising sales revenue, along with numerous other factors, could cause the Company to require additional capital. No assurance can be given that the Company will be able to obtain additional funding on satisfactory terms. Any securities issued to raise additional capital may be sold on terms more favorable to new investors than those offered to investors in this offering.

      MARKET ACCEPTANCE. The success of the Company is dependent upon the ability to sell a substantial number of copies of each issue of LottoWorld(R) through subscription or newsstand sales. Further, the success of the Company is dependent upon the acceptance of the Monthly State Lottery Players Digest program by state lottery authorities.

      COMPETITION. Management is aware of only a few competitors in its market, none of which has product lines or distribution channels which are comparable to the Company's. However, there can be no assurance that other competitors, which may have greater financial and other resources than the Company, will not be drawn into the market, or that the Company's resources and marketing strategies will allow the Company to compete successfully.

      LIMITATIONS ON COPYRIGHT AND TRADEMARK PROTECTION. Although LOTTOWORLD(R) is copyrighted by the Company, much of the information contained therein is readily available from a number of sources, including daily newspapers. The
Company believes its copyrights and trademarks are highly important to the Company's business and intends to vigorously defend its rights. However, while copyright and trademark laws give owners of copyrights and trademarks certain remedies against infringers, such laws do not assure that infringement will not occur, and there can be no assurance that the available remedies would adequately compensate the Company for any damage incurred if infringement were to occur. In addition, since the playing methods and game strategies in the Company's magazines are not protectible under the trademark and service mark laws, the Company cannot preclude other parties from offering instructional aids which might also employ these methods and strategies. Furthermore, there can be no assurance that any action by the Company against an infringer would be successful, or that any recovery by the Company would adequately compensate it for any damages it might incur.

      DEPENDENCE UPON OUTSIDE SUPPLIERS. Much of the content of each issue of LOTTOWORLD(R) is obtained from outside sources, including columnists, freelance writers, state lottery news releases and wire services. In addition, the Company is dependent upon an outside printer, a subscription fulfillment firm and a national newsstand distributor. Although the Company intends to expand its internal staff, it will continue to be dependent on a number of sources outside the Company in connection with its operations. No assurance can be given that these sources will be available indefinitely or, that if such a source ceases to supply the Company, it would be able to find an adequate substitute for it on a timely basis, if at all. The loss of any of these suppliers could have a material adverse affect on the Company.

      LOTTERY INDUSTRY FACTORS. Although the lottery industry as a whole has recently experienced significant growth and an increase in public interest, there can be no assurance that this trend will continue. Management of the Company believes that the expansion of state lottery games has been, to a certain extent, the result of efforts by state and local governments to create a new revenue source for government operations. If these efforts do not achieve their desired effects, or have adverse side effects, there can be no assurance



                                   5



that lottery operations will sustain their current rates of growth, that government authorization of lotteries will not be restricted or eliminated, or that public interest in, or acceptance of, lottery games will not decline, any of which could result in a substantial decline in the demand for the Company's products.

      GOVERNMENT REGULATION.. Lotteries, and activities associated therewith, such as promotion, are subject to substantial regulation under federal laws and by each state which conducts a lottery. The application of such regulation is subject to the interpretation by, and the enforcement policy of, each state's lottery commission and/or attorney general. The Company actively attempts to comply with all applicable laws and has no knowledge of any regulatory action that has been taken or threatened that would impact the activities of the Company. Nevertheless, there can be no assurance that such regulatory action could not be taken. Any regulatory action could have a material effect upon the Company's business.

      LIMITED  LIQUIDITY,  MARKET-RELATED  FACTORS AND DETERMINATION OF OFFERING
PRICE. The Company's shares are publicly traded on the NASDAQ SmallCap over-the-counter stock market. Investors may be subject to the risks commonly associated with the over-the-counter trading markets. These markets are often volatile, and such volatility can result in wide fluctuations in price and trading volume. Accordingly, there can be no assurance that investors will be able to resell the Shares at the offering price, or at all. In addition, the offering price of the Shares offered hereby was determined by the Company and is not related to any recognized criterion of value such as revenue, earnings or net worth. There can be no assurance that the over-the-counter trading market will value the Common Stock at or near the offering price.

      LACK OF CASH DIVIDENDS. The Company has never paid or declared any cash dividends on its Common Stock and does not contemplate paying any cash dividends on its Common Stock in the foreseeable future. The payment by the Company of cash dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its financial condition, any restrictions under credit agreements and other relevant factors. The Company is prohibited from paying any dividends on its Common Stock until all accrued dividends on the outstanding Preferred Stock have been paid in full.

      RESTRICTED SHARES; LIMITED PUBLIC MARKET TRADING. The shares purchased in this Offering are restricted securities and may only be sold pursuant to an effective registration statement under federal and applicable state securities laws or exemptions therefrom. Prior to completion of this Offering, the Company had outstanding 5,964,849 shares of its common stock, of which approximately
2,851,667 shares are traded in the public market. There can be no assurance that an active market will exist for the stock purchased in this transaction, even if registered with the Securities and Exchange Commission, or that such stock could be sold without a significant negative impact on the publicly quoted price per share.

      EXECUTIVE EMPLOYMENT AGREEMENTS. The Company has entered into employment agreements with the Chief Executive Officer and the President (collectively the "employees"). Each agreement provides for an annual base salary and incentive bonuses conditioned upon the Company's achieving certain levels of annual after-tax earnings and certain levels of monthly circulation of the magazines.
Pursuant to the earnings bonus, each employee will receive a bonus of two percent of annual after-tax earnings at the end of the fiscal year in which the Company's first annual after-tax earnings are $3,000,000 or more. In addition, for each subsequent year in which the Company's annual after-tax earnings increase by additional $3,000,000 increments, each employee will receive a one-time bonus of between three and five percent of such increase. Pursuant to the circulation bonus, each employee will receive $.10 per copy of the first time monthly sales of LottoWorld magazine reach 500,000. In addition, the first time in which monthly sales of LottoWorld reach 1,000,000 copies, and for each subsequent 1,000,000 copies, up to 6,000,000, each employee will receive a one-time bonus ranging from $.12 to $.15 per additional copy. The agreements also provide that the Company will grant an option to each employee for 50,000 shares at the end of each fiscal year in which the Company's annual after-tax earnings first are $3,000,000 or more. In addition, for each subsequent year in which the Company's annual after-tax earnings increase by an additional
$3,000,000,  the Company will grant an option to each employee for an additional
50,000 shares. The agreements also provide that the Company will grant an option to each employee for 25,000 shares at the end of the first month n which the


                                        6



Company first sells 500,000 or more copies of LottoWorld magazine and at the end of each subsequent month that monthly sales of the magazine increase by an additional 500,000 copies. The Company has also agreed to give the employees an option to purchase 25,000 shares at the end of the first month in which the circulation of the Digest program exceeds 1,000,000 and an additional option for 25,000 sharesfor each additional 1,000,000 of circulation up to 5,000,000, and option for 50,000 shares when the Digest circulation exceeds 5,000,0000 and an option for 100,000 shares when the circulation reaches 7,500,000. The initial options of 25,000 shares for each officer have been issued by the Company.


                                 USE OF PROCEEDS


      The Company will receive the proceeds  from the exercise of the  Warrants,
which  have an  exercise  price of $.96 per  share.  If the maximum   number of
shares  issuable  under  the  Warrants  are  exercised,  the Company's proceeds therefrom,  after  expenses of this Offering  (estimated at $15,000),  will  be
$1,291,250. The Company intends to use the proceeds to retain certain personnel required to efficiently  commence and expand the State Monthly Digest programs, estimated to be $250,000;  the  remainder  will be applied to working capital.

      Pending their anticipated use, the proceeds will be invested in short term interest bearing securities and other similar obligations.


                              SELLING SHAREHOLDERS

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by Selling Shareholders as of February 7, 1997, and as adjusted to reflect the sale of the shares


                                     Shares to be                                      Shares to be
                                     Beneficially           Maximum                    Beneficially
                                      Owned Prior           Number of                   Owned After
                                      To Offering          Shares to be                 the Offering
                                Number   Percent of Class     Sold         Number    Percent of
Class
                                ------   ----------------  ------------    ------    ---------------
-
Elaine Millard                  29,000            *          29,000         -0-
Isadore J. Goldstein
Rev. Living Trust
dtd 3/14/90                     10,000            *          10.000         -0-
Everett Jensen Rev
Trust                           15,000            *          15,000         -0-
Dr. Robert Kay
Profit Sharing Tr.              10,000            *          10,000         -0-
Robert and Harriet
Terhaar                         10,000            *          10,000         -0-
Michelle K. Cheng              212,500           3.40       212,500         -0-
Aaron Boxer Rev Trusr
TTEE dtd 8/1/89                248,571           3.97       200,000        48,571            *
Lawrence Schrader               10,000            *          10,000         -0-
William Van De Kreeke
Janice Van De Kreeke            10,000            *          10,000         -0-
Robert W., Clark
Slf-Del Trust                   12,000            *          10,000         2,000            *
Joyce Guinther and


                                                  7





Marie Ackerman                  10,000            *          10,000         -0-
Robert W. Johnson               20,000            *          20,000         -0-
W. Harold and
Joyce Lee Davis                 40,000            *          40,000         -0-
Betty Happel                    10,500            *          10,000           500           *
Darel Happel                    10,500            *          10,000           500           *
Donald Kettner                  10,000            *          10,000         -0-
Kenneth Benson                  10,000            *          10,000         -0-
Myron A. Naugle                 10,000            *          10,000         -0-
Ila Waseka                      35,000            *          25,000        10,000           *
Sanford Greeley                 10,000            *          10,000         -0-
Frederick and
Betty Taylor                    10,000            *          10,000         -0-
Grace Anderson
REV TRUST                       10,000            *          10,000         -0-
Raymond Boisvert                 2,666            *             999         1,667           *
Robert P. Lyon                     666            *             666         -0-
Erik Dobberstein                 2,666            *             999         1,667           *
VBS General Partnership         35,000            *          25,000        10,000           *
Kenneth R. Parker               55,000            *          50,000         5,000           *
John R. Albers                 163,000          2.61        133,000        30,000           *
John & Jeannette
VonGunten Liv. Trust            10,000            *          10,000         -0-
Delores Merkley                 15,000            *          15,000         -0-
Paul R. Owings                  15,000            *          15,000         -0-
Phillip A. Dunbar               10,000            *          10,000         -0-
Paul and
Lenore Owings                   15,000            *          15,000         -0-
Edward H. Rudoy
REV TRUST                       10,000            *          10,000         -0-
Leola Vidger                    10,000            *          10,000         -0-
Jerry N. Dedrick                10,000            *          10,000         -0-
James Owens
REV TRUST                       50,000            *          50,000         -0-
Steve Romanek                   20,000            *          20,000         -0-
Industricorp & Co., Inc.
FBO T. C. Carpenters            75,000          1.20         50,000        25,000           *
Ellis Limited Partnership       30,000            *          30,000         -0-
Perkins Capital Management
Profit Sharing Plan &
Trust                           20,000            *          20,000         -0-
Pyramid Partners, L.P.         150,000          2.40        150,000         -0-
Harold Roitenberg Trust         20,000            *          20,000         -0-
Quest Venture Partners          50,000            *          50,000         -0-
Archie & Glenndora
Whitehead                       15,000            *          15,000         -0-
Ed Koller                       20,500            *          20,500         -0-
Alan & Corrine
Metcalf                         50,000            *          50,000         -0-
Mitchell M. Boxer
Rev Trust                       18,500            *          18,500         -0-
First Bank NA TTEE
for John Albers                103,000          1.65        103,000         -0-
Ebner Trust                     10,000            *           5,000         5,000           *








                                                  8





Earl L. Ferris                  15,000            *          15,000         -0-
Alphonse Kraft                   6,000            *           6,000         -0-
Dr. Robert Kay                   5,000            *           5,000         -0-
David B. Johnson               128,487          2.04         58,487        70,000          1.12
Paul R. Kuehn                   58,487            *          58,487         -0-
Eldon C. Miller                 19,496            *          19,496         -0-
Stanley D. Rahm                 19,496            *          19,496         -0-
Judy Peterson                    5,000            *           5,000         -0-
Grayson & Associates            48,375            *          48,375         -0-
Jack Gernes                     20,475            *          10,000        10,475
Brightstone Fund V, Ltd
Partnership                     10,000            *          20,000         -0-
Walter S. Spokowski             14,000            *          10,000         4,000
Dennis B. Schroeder (1)        718,142          11.48       205,742       512,400          8.19
A. Richard Holman   (1)        470,398           7.52       127,598       342,800          5.48
Wolf Pack Holdings               2,000            *           2,000         -0-
Parkway Financial Group         56,000            *          56,000         -0-

           Total             3,364,175          52.73%    2,284.595     1,079,580         17.48%



(1) Each is an officer and director of the Company
* Less than 1%

                              PLAN OF DISTRIBUTION

      The Company has been advised that the Selling Shareholders may sell the Shares, from time to time, in one or more transactions (which may include block transactions) on the Nasdaq SmallCap Market at market prices prevailing at the time of the sale or at prices otherwise negotiated.

      The Shares may, without limitation, be sold by one or more of the following: (in) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      The Company has been advised that, as of the date hereof, the Selling Shareholders have made no arrangement with any broker for the sale of the shares. Underwriters, brokers or dealers may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Shareholders or purchasers of such securities. Such underwriters, brokers or dealers may also purchase Shares and resell such Shares for their own account in the manner described above. The Selling Shareholders and such underwriters, brokers or dealers may be considered "underwriters" as that term is defined by the Securities Act of 1933, although the Selling Shareholders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers or dealers in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                                  LEGAL MATTERS

      The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by James D. Cullen Esquire. Mr. Cullen is a Director and a holder of Common Stock and options to purchase Common Stock of the Company.

                                     EXPERTS

      The financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB/A of LottoWorld, Inc. for the year ended December 31, 1995 have been so incorporated on reliance on the report of McGladrey & Pullen, LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                 INDEMNIFICATION

      The Company's Articles of Incorporation and the Company's Bylaws eliminate or limit certain liabilities of its directors, officers and employees of the Company in certain instances. Insofar as exculpation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14:    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee                $     2,072
Accounting fees and expenses              1,500
Legal fees and expenses                   5,000
Miscellaneous                             6,428
                                    -----------

            Total                   $    15,000
                                    ===========

      Except for the SEC fee, all of the foregoing expenses have been estimated.


ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 607.0805 of the Florida Corporation Act empowers the Company to, and Article IX of the Company's Bylaws require it to:

      (1) indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust , or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      (2) indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgement of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification is authorized if such person acted in good faith and in a manner he reasonable believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter to which such person shall have been adjudged to be liable unless, and only to extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expenses which such court shall deem proper.

      (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

      (4) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section.

ITEM 16.    EXHIBITS


Exhibit No. Description

5.          Opinion of James D. Cullen, Esquire

23.3        Consent of McGladrey and Pullen, LLP

23.4        Consent of James D. Cullen, Esquire (included in Exhibit 5)


ITEM 17.    UNDERTAKINGS


(a)  The undersigned Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

      (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15 (d) of the
Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event hat a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Naples and State of Florida, on this 14th day of February, 1997.

                                            LottoWorld, Inc.

                                            Registrant



                                        By  s/Dennis B. Schroeder
                                          -----------------------
                                            Dennis B. Schroeder
                                            Chairman and Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signatures                               Title                      Date
----------                               -----                      ----


s/ Dennis B. Schroeder        Director, Chairman and          February 14, 1997
----------------------        Chief Executive Officer
Dennis B. Schroeder           (principal executive officer)


s/ A. Richard Holman          Director and President          February 14, 1997
--------------------
A. Richard Holman


s/ James D. Cullen            Director                        February 14, 1997
------------------
James D. Cullen


s/ Stuart Dubow               Senior Vice President and       February 14, 1997
---------------               Chief Financial Officer
Stuart Dubow                  (principal accounting officer)